LICENSE AGREEMENT
                               ------------------


         This License Agreement ("Agreement") is entered into effective as of the 23 day of August, 2000 (the "Effective Date"), by and between WINDMILL SCIENTIFIC CORPORATION, a Florida corporation ("Licensor"), and WHITEHALL ENTERPRISES, INC., a Delaware corporation ("Licensee").

         WHEREAS, Licensor has the sole proprietary rights in certain software known as "DocPal Medical Review"; and

         WHEREAS, subject to the terms and conditions of this Agreement, the Parties desire Licensor to license to Licensee Licensor's DocPal software for use on the Licensee Site and to otherwise market throughout the world;

         NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS

1.1 "Confidential Information" shall mean confidential or other proprietary information that is disclosed by Licensor to Licensee under this Agreement, including, without limitation, hardware and software designs and code, product specifications and documentation, business and product plans, and other confidential business information. Confidential Information shall not include information which Licensee can show: (i) is or becomes public knowledge without any action or omission by, or involvement of, Licensee; (ii) is released from confidential treatment by written consent of Licensor; or (iii) is independently developed by Licensee without use of or reference to the Confidential Information.

1.2 "Intellectual Property Rights" shall mean all forms of intellectual property rights and protections that may be obtained for, or may pertain to, the Licensed Product and Confidential Information and may include, without limitation, all right, title and interest in and to all (i) Letters Patent and all filed, pending or potential applications for Letters Patent, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (ii) trade secret rights and equivalent rights arising under the common law, state law, federal law and laws of foreign countries; (iii) mask works, copyrights, other literary property or authors' rights, whether or not protected by copyright or as a mask work, under common law, state law, federal law and laws of foreign countries; and (iv) proprietary indicia, trademarks, trade names, symbols, logos and/or brand names under common law, state law, federal law and laws of foreign countries.

1.3 "Licensed Product" means the product that is identified as Licensed Product in the attached Exhibit A, and all Updates provided to Licensee hereunder.

1.4 "Object Code" shall mean machine readable program code that is expressed in a form that is not generally suitable for modification by humans without reverse engineering.

1.5 "Party" shall mean Licensor or Licensee as applicable, and "Parties" means Licensor and Licensee.

1.6 "Update" shall mean a revision of the Licensed Product which Licensor may from time to time produce, if any. Updates shall include bug fixes and corrections provided by Licensor for the Licensed Product. The inclusion of new functionality, modules or products within an Update is within the sole discretion of Licensor.

2.       LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive royalty bearing license during the term of this Agreement to use the Licensed Product (the "License") on an Internet website and to market throughout the world in all formats and media except as provided below and, provided further, that this License is assignable to a subsidiary of Licensee (subject to Licensee remaining liable for the subsidiary's performance of Licensee's obligations hereunder). Notwithstanding the foregoing, Licensor retains the exclusive right to license, market and sell the Licensed Product in all formats and media, except for use on an Internet website, pursuant to all agreements, joint ventures and licenses (and renewals or amendments thereof) with respect to DocPal to which Licensor is a party as of the date of this Agreement, and made part of this agreement as Exhibit B.

2.2 Restrictions. Licensee shall not reverse engineer or de-compile or otherwise attempt to obtain the source code for the Licensed Product, and shall not permit any third party to do or attempt to do the same, and shall not sell, lease, assign or otherwise transfer or disclose the Licensed Product, in whole or in part, to any third party.

2.3 Quality Control. Prior to using a form of the Licensed Product in a translation other than the English and the Spanish language, Licensee shall submit the translated form of Licensed Product for Licensor's prior consent that the form of translation meets the highest commercial standards.

3.       MAINTENANCE

3.1 Repairs. Licensor shall provide a patch, fix or solution for any material malfunction, defect or failure of the Licensed Product to conform to the applicable user documentation within a reasonable period of time following notification by Licensee.

3.2 Updates. Licensor shall provide Licensee with Updates to the Licensed Product within 30 days after Licensor completes such Updates. The decision to create any Updates shall remain in Licensor's sole discretion.

3.3 Exclusions. Licensor shall have no obligations to provide maintenance or support hereunder relating to any errors, defects or malfunctions caused by
(i) erroneous data input, (ii) errors or defects in, or malfunction of, third party hardware or software, (iii) modifications not made by Licensor, (iv) operator error, (v) use that is not in accordance with applicable operating instructions, or (vi) failure to use the most recent Update to the Licensed Product.

4        CONSIDERATION

In consideration of this Agreement, Licensee shall pay to Licensor the following:

4.1 License Fee. A nonrefundable initial license fee of $500,000, payable in 15 equal installments of $33,333 commencing on the date hereof and on the next 14 - 15th days of each month commencing September 15, 2000.

4.2 Profit Participation. An annual fee payable on or before the last day of February of each year equal to 25% of the Net Profits for the preceding year inuring to Licensee from the Licensed Product. "Net Profits" as used herein shall mean all revenues received in connection with the Licensed Product ("Revenues"), from whatever source, of the division or subsidiary whose sole revenues and expenses relate to the Licensed Product including all fees, sales and advertising revenues, linkage revenues and user fees from the Licensee Site, less operating expenses determined in accordance with generally accepted accounting principles, excessive benefits, excessive salaries, excessive bonuses and excessive incentive compensation shall be excluded from such operating expenses.

4.3 Royalties. An annual royalty fee equal to 7.5% of Revenues for each year commencing with the year 2001 payable on or before the last day of February of the following year.

4.4 Debenture. A convertible debenture issued in the name of Licensor and delivered to Licensor contemporaneously with the execution hereof in the principal amount of $2,150,000 in the form attached hereto as Exhibit C.

4.5 Audit Rights. Licensor or its agents shall have the right to audit and review the books and records of Licensee from time to time during reasonable business hours in order to confirm the Revenues and related operating expenses.

5        FEASIBILITY

Licensee shall have 90 days from the date of this Agreement to establish the feasibility of the Licensed Product. Licensor agrees to cooperate fully with Licensee and provide all reasonable data and information and personnel for the purpose of enabling Licensee to establish feasibility. If Licensee determines that its intended use of the Licensed Product is not feasible, it may terminate this Agreement by giving written notice of termination to Licensor on or prior to such 90th day. In the event of termination, (i) Licensee shall comply with
Section 10.4 hereof, (ii) the parties shall have no further liabilities or obligations hereunder and (iii) Licensor shall not be obligated to refund any consideration paid to it hereunder prior to the date of termination.

6        INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY

6.1 Intellectual Property Rights. Licensee hereby recognizes that, except as expressly set forth herein, Licensor retains all Intellectual Property Rights in the Licensed Product and Confidential Information, including, without limitation, all derivative works thereof. Licensee hereby assigns and agrees to assign any rights Licensee may have in the Licensed Product or Confidential Information, or any derivative works thereof.

6.2 Confidentiality. Licensee agrees to observe complete confidentiality with respect to the Confidential Information; not to disclose, or permit any third party or entity access to, the Confidential Information (or any portion thereof) without prior written permission of Licensor; and to insure that any employees, or any third parties who receive access to the Confidential Information, are advised of the confidential and proprietary nature thereof and are prohibited from copying, utilizing or otherwise revealing the Confidential Information. Without limiting the foregoing, Licensee agrees to employ with regard to the Confidential Information procedures no less restrictive than the strictest procedures used by it to protect its own confidential and proprietary information, but in no event less than a reasonable degree of care. Licensee may disclose Confidential Information to the extent required by judicial or governmental order provided that Licensee provides Licensor with sufficient prior notice to contest such order or seek appropriate confidential treatment of the Confidential Information.

7        WARRANTY

7.1 General. Licensor represents and warrants to Licensee that during the term of this Agreement the Licensed Product shall substantially conform to, and operate in accordance with, the applicable user documentation.

7.2 Year 2000. Licensor represents and warrants to Licensee that the Licensed Product, when used in accordance with the documentation and with the most recent Update, is capable of correctly processing date data after January 1, 2000, provided that all products used with the Licensed Product properly exchange accurate date data with the Licensed Product in a format compatible with the Licensed Product.

7.3 No Viruses. Licensor represents and warrants to Licensee that, to the best of its knowledge, the Licensed Product will not contain, at the time of shipment by Licensor, any "worm," or similar computer "virus" that intentionally erases or disables any software or data contained in Licensee's computer systems without Licensee's authorization.

7.4 Limitation. Licensor's sole responsibility under the representations and warranties set forth herein shall be to repair or replace the Licensed Product, even if such repair or replacement fails of its essential purpose. Licensor shall have no obligations under this Agreement for any errors, defects or malfunctions caused by (i) erroneous data input, (ii) errors or defects in, or malfunction of, third party hardware or software, (iii) modifications not made by Licensor, (iv) operator error, (v) use that is not in accordance with applicable operating instructions, or (vi) failure to use the most recent Update to the Licensed Product.

7.5      Disclaimer. EXCEPT FOR THE WARRANTIES SPECIFICALLY STATED IN THIS
ARTICLE 7, LICENSOR HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY.

8        INDEMNIFICATION

8.1 By Licensor. Licensor shall, at its expense, defend, indemnify and hold harmless Licensee from any cost, damage, liability or expense (including reasonable attorneys' fees) brought against Licensee by a third party based on
(i) a claim that the use of the Licensed Product as shipped by Licensor to Licensee infringes the Intellectual Property Rights of a third party, (ii) proper use of, or reliance on, the Licensed Product in accordance with the terms of this Agreement, (iii) any breach of this Agreement by Licensor, or (iv) any gross negligence or willful misconduct by Licensor, its agents or employees. Licensee agrees to promptly notify Licensor in writing of any claim, to permit Licensor to defend, compromise or settle the claim and to provide all available information and reasonable assistance regarding such claim. Licensor shall not be liable for any costs, or fees incurred by Licensee on such action or claim unless authorized in writing by Licensor.

8.2 Remedies. Should any Licensed Product become, or in Licensor's opinion be likely to become, the subject of a claim for infringement of a third party's Intellectual Property Rights, Licensor may (i) procure for Licensee, at no cost to Licensee, the right to continue to use the Licensed Product, (ii) replace or modify the Licensed Product at no cost to Licensee, to make such non-infringing, provided that the replacement or modified Licensed Product provides substantially similar function and performance, or (iii) if neither (i) or (ii) are practical, terminate this Agreement.

8.3 By Licensee. Except for claims that the Licensed Product as shipped by Licensor to Licensee infringe the Intellectual Property Rights of a third party, Licensee shall, at its expense, indemnify, defend, and hold harmless Licensor from any cost, damage, liability or expense (including reasonable attorneys' fees) brought against Licensor by a third party based on a claim arising from or related to (i) proper use of, or reliance on, the Licensed Product in accordance with the terms of this Agreement, (ii) any breach of this Agreement by Licensee, or (iii) any gross negligence, or willful misconduct of Licensee, its agents or employees. Licensor agrees to promptly notify Licensee in writing of any claim, to permit Licensee to defend, compromise or settle the claim and to provide all available information and reasonable assistance regarding such claim. Licensee shall not be liable for any costs, or fees incurred by Licensor on such action or claim unless authorized in writing by Licensee.

8.4      Special Indemnification.

         a. Licensor further agrees to indemnify and save harmless Licensee for any damages sustained by licensee as a result of any foreign licensees or parties included in Exhibit B effecting sales, agreements, joint ventures or licenses for the Licensed Products in jurisdictions reserved to the Licensee.

         b. Licensor further agrees to indemnify and save harmless Licensee for any damages sustained by Licensee as a result of any claim by one Mr. Ricardo Bisio regarding the software known as "DocPal Medical Review". Licensor states that this aforementioned negotiation between Licensor and Mr. Ricardo Bisio does not in any way involve the Licensee, nor does it have any relevance to this Agreement between Licensor and Licensee.

8.5 Limitation. Licensor shall have no liability for any claim or suit based upon: (i) the alteration or modification of any Licensed Product that was not made by Licensor; or (ii) the failure by Licensee to use the most current Update to the Licensed Product.

8.6 Entire Liability. This Article 8 states the entire liability of Licensor with respect to infringement of any Intellectual Property Rights by the Licensed Product and Licensor shall have no additional liability with respect to any alleged or proven infringement.

9        LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING TO ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10       TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and continue for a period of 15 years (the "Term"), unless sooner terminated pursuant to this
Article 10. The Agreement may be renewed for subsequent terms upon agreement of the parties.

10.2 Termination for Cause. In the event of any material breach of this Agreement, the non-breaching Party may terminate this Agreement by giving 30 days' prior written notice to the other Party; provided, however, that this Agreement shall not terminate if the other Party has cured the breach prior to the expiration of such 30-day period. The minimum annual (calendar year) royalty payment pursuant to Section 4.3 shall be $100,000 for the year 2001, $200,000 for the year 2002, $300,000 for the year 2003, $400,000 for the year 2004, and then $500,000 yearly for the remainder of the term of this Agreement. In the event that the annual royalty payment is less than stipulated above, Licensor may terminate this Agreement or, at Licensor's option, the license granted hereunder shall become nonexclusive. The annual royalty payment shall be payable in cash or stock at Licensor's discretion.

10.3 Termination for Insolvency. Either Party may terminate this Agreement, without notice, (i) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings, (ii) upon the other Party's making an assignment for the benefit of creditors, or (iii) upon the other Party's dissolution or ceasing to do business.

10.4 Effect of Termination. Upon expiration or termination of this Agreement, (i) the License granted hereunder pursuant to Section 2.1 shall immediately terminate, (ii) Licensee shall pay to Licensor all unpaid Fees that are payable hereunder prior to the date of termination, including profit participation and royalties for any period to the date of termination which is less than a full year, and (iii) Licensee shall, at the option of Licensor, either destroy and certify the destruction of, or return to Licensor, all copies of the Licensed Product, Updates, Confidential Information and all other tangible materials relating to the foregoing.

10.5 Survival. The provisions of Sections 10.4 and 10.5 and Articles 5, 6, 7, and 11 shall survive the expiration or termination of this Agreement for any reason.

11       GENERAL PROVISIONS

11.1 Relationship of the Parties. The relationship of Licensor and Licensee established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, or co-owners, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed effective when delivered by hand or by facsimile transmission, or by recognized overnight courier, to the Parties at the addresses listed below:

         If to Licensor:                    Windmill Scientific Corporation
                                            4210 N.W. 4th Street
                                            Miami, Florida 33126
                                            Attention:    Dr. Roberto P. Barcala
                                            Fax No.: 305-442-1488

         If to Licensee:                    Whitehall Enterprises, Inc.
                                            1825 Ponce de Leon Boulevard
                                            Coral Gables, Florida 33134
                                            Attention:    Mr. Luis Alvarez
                                            Fax No.: 305-858-2355

11.3 Headings. Section headings are for convenience only and shall not be a part of the terms and conditions of this Agreement.

11.4 Waiver. Failure by either Party at any time to enforce any obligation of the other Party, to claim a breach of any term of this Agreement or to exercise any power agreed to hereunder will not be construed as a waiver of any right, power or obligation under this Agreement, will not affect any subsequent breach, and will not prejudice either Party as regards to any subsequent action.

11.5 Severability. If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain unimpaired and in full force and effect.

11.6 Assignment. Licensee may not assign this Agreement without the prior written consent of Licensor, except to wholly owned subsidiaries of Licensee provided that Licensee remains liable for any breach hereof by such subsidiary. Licensor may not assign this Agreement without the prior written consent of Licensee, except to wholly owned subsidiaries of Licensor provided that Licensor remains liable for any breach hereof by such subsidiary.

11.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Florida, without giving effect to principles of conflicts of laws.

11.8 Arbitration. Any controversy or disagreement arising out of or relating to this Agreement or its termination shall be submitted for determination by a board of arbitration consisting of three arbitrators who are to be appointed and are to act in accordance with the rules of the American Arbitration Association. The board of arbitration will hold its hearing in Miami-Dade County, Florida. The board of arbitration shall cause its written decision to be delivered to the parties. Any decision made by the board of arbitration shall be final, binding and conclusive on the parties, and each party to the arbitration shall be entitled to enforce such decision to the fullest extent permitted by law and entered in any court of competent jurisdiction.

11.9 Attorneys' Fees. In connection with any arbitration or litigation arising out of the enforcement of this Agreement or for its interpretation, the prevailing Party shall be entitled to recover its costs, including reasonable attorneys' fees, at the arbitration, trial and all appellate levels from the other Party.

11.10 Force Majeure. Nonperformance of either Party shall be excused to the extent the performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence or intentional act or omission of the non-performing Party.

11.11 Entire Agreement. This Agreement, together with the attached Exhibits, sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the Party to be charged.

                            (Signature Page Follows)

         IN WITNESS WHEREOF, the Parties hereto through their duly authorized representatives have executed this Agreement as of the day and year first set forth above.

                                       WINDMILL SCIENTIFIC CORPORATION

                                       By   /s/ Roberto P. Barcala
                                           -----------------------
                                       Dr. Roberto P. Barcala, President




                                       WHITEHALL ENTERPRISES, INC.




                                       By   /s/ Luis Alvarez
                                            ----------------
                                       Luis Alvarez, Chairman & CEO

                                                                      Exhibit A
                                                                      ---------
                                LICENSED PRODUCT

The licensed product is medical software for humans, written in English and Spanish, known as "DocPal Medical Review". This software contains information about general internal medicine, and is composed of three main sections:

1. Written medical information on general internal medicine topics, accompanied by multimedia that compliments the specific topic.

2. Four interactive laboratory consultants that guide the user in interpreting laboratory data. These consultants include Blood Test, Liver Function Tests, Pleural Effusion Analysis and Thyroid Function Tests.

3. A Differential Diagnosis Finder that generates a differential diagnosis based on a selected clinical presentation.

                                                                      Exhibit B
                                                                      ---------

                               FOREIGN AGREEMENTS
                               ------------------

As of the date of this Agreement, Windmill Scientific Corporation is a party to the following agreements, joint ventures and/or licenses ("Contracts") in the following countries:

          Country                 Other Parties and Expiration

         Argentina                 Dr. Armando Goldman and


                                   Mr. Julio Navarro                  7/00-10/00

         Uruguay                   Dr. Armando Goldman and


                                   Mr. Julio Navarro                  7/00-10/00

         Venezuela                 Dr. Raul Portillo                  6/00-6/01

         Colombia                  Dr. Jorge A. Pulido                6/00-6/01

         Mexico                    Dr. Jorge A. Pulido                6/00-6/01

         Costa Rica                Dr. Jorge A. Pulido                6/00-6/01

         Dominican Republic        Dr. Jorge A. Pulido                6/00-6/01

         Honduras                  Dr. Jorge A. Pulido                6/00-6/01

         Brazil                    Sr. Pedro Fialdini                 6/00-1/01


In the event that any of the Contracts terminate, Licensor retains the exclusive right to enter into Contracts with other parties in that country in substitution for the terminated Contract ("Substituted Contracts"); provided, however, that Licensee shall have a right of first refusal with respect to such Substituted Contracts. Prior to entering into any Substituted Contracts, Licensor will provide Licensee with written notice of the terms of the Substituted Contract, and Licensee will have 45 days to evaluate whether or not it wishes to enter into the Substituted Contract. The Licensor and Licensee will proceed thereafter in good faith to negotiate the remaining terms of the Substituted Contract.

                                                                      Exhibit C

                              CONVERTIBLE DEBENTURE
                              ---------------------

$2,150,000.00                                                 August  31, 2000


         FOR VALUE RECEIVED, the undersigned, WHITEHALL ENTERPRISES, INC., a Delaware corporation ("Maker"), hereby promises to pay to the order of WINDMILL SCIENTIFIC CORPORATION ("Payee"), the principal sum of Two Million, One Hundred and Fifty Thousand Dollars ($2,150,000.00) with interest on the unpaid principal at the rate of 5% per year, and with the outstanding principal and all accrued interest being due and payable 18 months after the date hereof ("Maturity Date") all as hereinafter provided.

         1.       Payments of Interest and Principal
                  ----------------------------------

                  a. Interest. Maker will pay interest to Payee on the outstanding principal owed to Payee at the rate of 5% per year. Interest will be payable at the Maturity Date.

                  b. Principal. Maker has no duty or obligation to pay any portion of the outstanding principal owed hereunder, except as provided hereinafter in paragraph 3, until the Maturity Date. Thereafter, all outstanding principal and accrued interest will be due and payable to Payee at any time commencing at the Maturity Date in the discretion of either the Maker or the Payee; provided, however, the Maker shall have the right to issue its Common Stock in payment of principal and/or interest at a price to be determined as provided in Section 3 below.

         2. Place of Payment. So long as Payee shall hold this Debenture, all payments of principal and interest shall be made at the principal office of Payee, as specified by Payee in writing upon presentment of this Debenture.

         3. Conversion. Payee may convert any or all of the outstanding principal and accrued interest of this Debenture into Maker's common stock, par value $.0001 per share ("Common Stock"), at the conversion price of $1.00 per share at any time prior to the 18 months period commencing on the date of execution of this Debenture, and thereafter at the conversion price equal to the average closing bid price for a share of the Common Stock for the 5 trading days prior to the Notice of Conversion (defined below), per share. The Payee shall exercise the option to convert by sending this Debenture and written election to such effect to Maker, which election shall specify the amount of indebtedness to be converted ("Notice of Conversion"), and by completing any other such documentation as shall be reasonably requested by Maker, including but not limited to a subscription agreement.

         4. Registration Rights. Payee and its assigns shall have the registration rights described in this Section 4 with respect to all of the shares of Common Stock issued to it pursuant to Sections 1.b and 3 hereof. If at any time after the date hereof until the one-year anniversary of the issuance of such shares Maker proposes to register any securities under the Securities Act of 1933 on Forms S-1, S-2, S-3 or their successors, Maker shall give Payee written notice thereof and, upon the written request of Payee given to Maker within 10 days of such notice, Maker shall include in the registration statement the number of shares of Common Stock or shares issuable upon conversion of this Debenture which payee requests. Maker shall be responsible for the costs and expenses of any registration under this Section 4. Maker shall indemnify and hold Payee harmless from any loss, claim, damage or liability arising from any untrue statement or omission of a material fact contained in any such registration statement.

         The foregoing notwithstanding, Payee shall be entitled to demand registration rights at the cost of the Maker if it converts this Debenture within such initial 18-month period. Maker may defer such right at the request of any underwriter for the Maker's securities.

         5. Covenants. Maker covenants and agrees that it will at all times reserve and keep available an authorized number of shares of its Common Stock sufficient to permit the exercise in full of all outstanding options, warrants and rights, including the conversion rights under this Debenture.

         6.       Default.
                  -------

                  a. Event of Default. Each of the following, to the extent not cured by Maker on written notice from Payee, shall constitute an "Event of Default" under this Debenture:

                           i. Maker shall fail to make any payment under this
                  Debenture when due; or

                           ii. The dissolution or any other termination of
                  Maker's business as a going concern, the insolvency of Maker, the appointment of a receiver for any part of Maker's property, any assignment for the benefit of Maker's creditors, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Maker.

                  b. Rights and Remedies on Default. Upon the concurrence of an Event of Default, all outstanding principal and accrued interest shall become immediately due and payable by Maker, and the interest rate payable under this Debenture shall increase from 5% per year to 18% per year, and shall continue at that rate until the Event of Default is cured.

         7. Miscellaneous. In the event any provision contained in this Debenture shall, for any reason, be held invalid, illegal or unenforceable in any respect, the validity of all other terms and provisions hereto shall in no way be affected thereby. This Debenture shall be read, construed and governed in all respects in accordance with the laws of the State of Florida.

         IN WITNESS WHEREOF, the undersigned has caused this Debenture to be executed by its duly authorized officer and its seal affixed hereto, as of the day and year first above written.

                                    WHITEHALL ENTERPRISES, INC.



                                    By:
                                        ----------------------------------------
                                             Luis Alvarez, Chairman & CEO